Exhibit 10.10

CRITEO

WARRANT AGREEMENT

[Name and Address of the recipient]

hereinafter referred to as the “Beneficiary”

On [.], the board of directors of CRITEO S.A. (the “Company”), using the delegation of competence granted to it by the combined ordinary and extraordinary shareholders meeting held on [.], issued and granted to the benefit of the Beneficiary a total of [.] warrants (the “Warrants”) under the terms and conditions set forth in this agreement:

Date of Grant:	[.]

Subscription Price of the Warrants:	[.]
(i.e., EUR [.] per Warrant)

Maximum number of ordinary shares to be subscribed upon exercise of the Warrants:	[.] (i.e., 1 per Warrant)

Exercise price per share:	EUR [.]

Term/Expiration date of the Warrants:	[.]

[The shares issued as a result of the exercise of a Warrant shall be held in the nominative form and shall not be sold prior to the third anniversary of the Date of Grant of the relevant Warrant, except in the context of an Operation (as defined below). This prohibition of sale will be mentioned in the individual shareholder’s account of the Beneficiary.]

Article 1 - Validity of the Warrants

The Warrants will be validly issued as from the date of their subscription by the Beneficiary subject to the condition precedent that the Beneficiary executes and returns to the Company the following document, duly signed, and makes the following payment on or before [.]:

•	the subscription form of the Warrants in the form attached as exhibit 1 hereto accompanied by the payment of the Subscription Price of the Warrants.

The Warrants shall be fully paid up, at subscription, for a total price of EUR [.], in cash and/or by way of offset against receivables in accordance with applicable French law.

Article 2 - Exercise of the Warrants

2.1.	Vesting period

The Warrants may be exercised according to the following vesting agenda:

•	[.] Warrants may be exercised as from [.];

•	[.] Warrants may be exercised as from [.]; and

•	[.] Warrants may be exercised as from [.].

Any Warrants not exercised on or before [.] shall be automatically void.

As an exception to the above, in the event of the signature of a merger agreement by way of absorption of the Company by another Company, or in the event of the transfer by one or several shareholders of the Company to one or several third parties, acting on their own or jointly, of a number of shares entailing the transfer of the control of the Company (in the meaning of article L. 233-3 of the French commercial code) to this or these third parties (hereinafter referred to as an « Operation »), the exercise rights of the Warrants shall be accelerated in such a way that the Warrants holder can exercise, in addition to the number of shares which he has the right to purchase upon exercise of his Warrants already exercisable, a number of ordinary shares corresponding to 100% of his Warrants not exercisable at the date of the completion of the said Operation.

However, unless otherwise decided by the board of directors according to the events below, the exercisable Warrants will have to be exercised by their holder or beneficiaries, failing which they will be deemed to be null and void:

a)	within one month following the termination, on his own initiative or at the request of the Company, of the holder’s term of office as [title] of the Company, or

b)	at the latest immediately prior to the completion of the above mentioned Operation, it being specified that the Company will have to inform the holder of Warrants of the completion of any Operation of which he might not be aware at least fifteen (15) days in advance, or

c)	within six (6) months following the occurrence of the death or incapacity of the Warrants holder,

it being specified that, on the one hand, the Warrants which would not be exercisable at the date of occurrence of one of the events listed under paragraph (a) to (c) above will automatically lapse and that, on the other hand, the above mentioned delays shall not result in an extension of the validity of the Warrants beyond the above ten-year (10) period.

2.2.	Method of Exercise

The Warrants are exercisable by delivery of an exercise notice, in the form attached hereto under exhibit 3 (the “Exercise Notice”), comprising a share subscription form (bulletin de souscription) which shall state the Beneficiary’s election to exercise all or parts of the Warrants and the number of shares in respect of which the Warrants are being exercised (the “Exercised Shares”). The Exercise Notice shall be signed by the Beneficiary and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by the payment of the aggregate exercise price of all Exercised Shares. If the subscription price of the shares is paid by wire transfer, the subscription price of the shares will have to be paid on the Company’s bank account at the latest within ten (10) calendar days following the receipt by the Company of the Exercise Notice. The Warrants shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate exercise price.

Upon exercise of the Warrants, the shares issued to the Beneficiary shall be assimilated with all other ordinary shares of the Company and shall be entitled to dividend for the fiscal year during which the Exercised Shares are subscribed and issued.

2.3.	Payment of the Exercised Shares

Payment of the aggregate exercise price of the Exercised Shares shall be made, at the election of the Beneficiary, by:

(1)	bank wire transfer; or

(2)	check; or

(3)	offset against receivables in accordance with applicable French law; or

(4)	any combination of the foregoing methods of payment.

Article 3 - Other terms of the Warrants

In the event of a reduction in share capital of the Company due to losses by way of reduction of the number of outstanding shares of the Company, the right of the holder of the Warrants as regards the number of shares to be issued upon exercise of the Warrants shall be reduced accordingly, as if the Warrants holder had been a shareholder of the Company as from the date of issuance of the Warrants.

In the event of a reduction in share capital of the Company due to losses by way of reduction of the par value of the Company’s shares, the subscription price of the shares issued upon exercise of the Warrants shall not change, the issue premium being increased by the amount of the reduction of the par value.

In the event of a reduction in share capital of the Company not related to losses by way of reduction of the par value of the shares, the subscription price of the shares issued upon exercise of the Warrants shall be reduced accordingly.

In the event of a reduction in share capital of the Company not related to losses by way of reduction of the number of shares, the holder of the Warrants, if he exercises the Warrants, shall be entitled to request the repurchase of his shares under the same conditions as if he had been a shareholder of the Company as at the date of the repurchase by the Company of its own shares.

In case of rights issue (in which all shareholders are offered to participate prorata their respective equity stake), the Company will take either or several of the following decisions to preserve the rights of the holder of the Warrants, in accordance with the provisions of article L. 228-99 of the French commercial code:

1. either permit the holder of the Warrants to exercise it immediately to enable the Beneficiary to participate in the rights issue, which will not alter or limit the rights of the Beneficiary to exercise the Warrants under Section 2.1 of this Warrant Agreement; or

2. take any measures which will allow the Beneficiary, should he exercises the Warrants subsequently, to irrevocably subscribe at that time its prorata share of the new issue or obtain a free allotment, or receive cash or goods similar to those distributed in the rights issue, in the same quantities or proportions and under the same conditions as if the Beneficiary already exercised the Warrants and had thus been a shareholder of the Company at the time when those operations took place, or

3. adjust the conditions of subscription initially fixed in order to take account of the impact of the rights issue. In that case, such adjustment will be carried out by applying the method provided for in article R. 228-91 of French code of commerce, it being specified that the value of the preferential subscription right as well as the value of the share before detachment of the subscription right shall be determined, if need be, by the board of directors on the basis of the subscription, exchange or sale price per share retained at the time of the last operation occurred on the Company’s share capital (share capital increase, contribution in kind, sale of shares, etc.) during the six (6) month-period preceding the said meeting of the board of directors, or, if no such operation has been carried out during the said period, on the basis of any other financial parameter that appears relevant to the board of directors (and which will be confirmed by the Company’s auditor).

The Company is authorized, without requesting the specific consent of the holder of the Warrants, to modify its corporate form and its corporate purpose.

It is reminded that, in compliance with the provisions of article L. 228-98 of the French commercial code, the Company cannot amend the rules regarding profit allocation, amortize the share capital and create and issue preferred shares entailing any such modification or amortization without requesting the specific consent of the holder of the Warrants.

Article 4 - Governing Law

This agreement is governed by the laws of the Republic of France.

Any claim or dispute arising under this agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

Made on [.], in two (2) original copies.

[.]	CRITEO

	By:	Benoît Fouilland
Chief Financial Officer (CFO)

EXHIBIT 1

SUBSCRIPTION FORM OF THE WARRANTS

CRITEO

French société anonyme with a share capital of EUR [.]

Registered office: 32 rue Blanche, 75009 Paris

484 786 249 R.C.S. PARIS

SUBSCRIPTION FORM

Amount and terms of the issuance of the Warrants

Issuance at a total price of EUR [.] of [.] warrants (hereafter the “Warrants”), giving the right to subscribe a maximum number of [.] ordinary shares, at a fixed price of EUR [.] each (issue premium included), to be fully paid up in cash or by way of offset against receivables and the subscription of which has been reserved to the subscriber.

The issuance has been decided by the board of directors of Criteo on [.], pursuant to the authorization granted to it by the shareholders’ meeting of [.].

The terms and conditions of the Warrants are described in the warrant agreement executed by the subscriber and Criteo on [.].

The subscription period is opened from [.] to [.] included.

The amount of the subscription shall be addressed to the registered office of the Company or transferred on the bank account opened in the name of the Company with Bank [.], Bank Code: [.], Desk Code: [.], Account: [.], Cle RIB: [.], IBAN International Bank Account Number [.] (the “Bank Account”).

—ooOoo—

The undersigned:

[.], residing [.],

acknowledging the terms and conditions of the Warrants,

hereby subscribe the Warrants and pay the amount of my subscription, [i.e. EUR [.], by bank transfer to the Bank Account/EUR [.] partially by way of offset with due and payable receivables held against the Company, amounting to a total of EUR [.] and corresponding to the directors fees owed to me pursuant to the resolution voted by Criteo’s board of directors on [.].]

Made in
On
In two copies

[.]

1

EXHIBIT 2

EXERCISE NOTICE OF THE WARRANTS

(Share subscription form)

CRITEO

32, rue Blanche

75009 Paris

France	[ ], [ ]

Attention: [                    ]

[.], residing [.],

holder of [.] Warrants, each giving right to subscribe for an ordinary share of Criteo (the “Company”) issued pursuant to the resolution of the board of directors of the Company held on [.],

having examined the terms and conditions of the Warrants,

hereby

exercise [    —    ] Warrants

and

subscribe consequently for [    —    ] ordinary shares of the Company, for a subscription price per share of EUR [.] share premium included,

pays, for this subscription, the total amount of EUR [    —    ], corresponding to the aggregate of the nominal value and the share premium of the above mentioned ordinary shares,

by wire transfer to the Company’s bank account opened at [.], Bank Code: [.], Desk Code: [.], Account: [.], Cle RIB: [.], IBAN International Bank Account Number [.] (the “Bank Account”).

Made in
On
In two copies

[.]